Exhibit 99.1

PDS Biotech Announces Presentation of Efficacy and Safety Data from VERSATILE-002 Phase 2 Clinical Trial in Recurrent or Metastatic Head and Neck Cancer at ASCO 2022

 Preliminary data from first 19 patients treated with PDS0101 in combination with KEYTRUDA® (pembrolizumab) demonstrates 41% response rate thus far for first line recurrent or metastatic head and neck cancer in comparison to the published results of approximately 19% for approved checkpoint inhibitors used as monotherapy for recurrent or metastatic head and neck cancer*.

76.5% of patients had either disease stabilization or tumor shrinkage

89% of patients alive at median 9 months suggesting survival benefit

Combination treatment well tolerated to date.  94% of patients received 4/5 PDS0101 doses with no treatment-related grade 3 or higher adverse events

Company to host conference call and webcast on June 7, 2022 at 8:00 am ET

FLORHAM PARK, N.J., May 26, 2022 -- PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of molecularly targeted cancer immunotherapies and infectious disease vaccines, today announced an upcoming poster presentation of preliminary data from its ongoing Phase 2 VERSATILE-002 clinical trial at the American Society of Clinical Oncology (ASCO) Annual Meeting taking place June 3-7, 2022 in Chicago and online.

VERSATILE-002 is a single-arm Phase 2 study evaluating the safety and efficacy of PDS0101, an HPV16-targeted investigational T cell-activating immunotherapy that leverages PDS Biotech’s proprietary Versamune® technology, in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab).  The combination is being evaluated in checkpoint inhibitor (CPI) -naïve and CPI-refractory patients with recurrent/metastatic HPV16-positive head and neck squamous cell carcinoma (HNSCC). The data being presented at ASCO will detail preliminary safety and efficacy data for CPI-naïve patients at a prespecified interim analysis point.

In the VERSATILE-002 clinical trial, patients are being treated with KEYTRUDA® 200 mg by IV infusion every three weeks, plus subcutaneous injection of PDS0101 for the first 4 treatment cycles (Cycles 1-4) and again on Cycle 12; KEYTRUDA® treatment continues for up to 35 cycles, or until disease progression or demonstrated intolerance to therapy.

Highlights of the abstract from 19 patients (safety) with available imaging data for 17 of the 19 (efficacy) in the VERSATILE-002 clinical trial include:
•
Response rates thus far** (tumor shrinkage greater than 30%) seen in 7/17 (41.2%) patients in comparison to the published results of approximately 19% for approved checkpoint inhibitors used as monotherapy for recurrent or metastatic head and neck cancer, with 2 of the 7 having complete responses (CR)*

•	Stable disease (SD) was reported in 6/17 (35.3%) patients, with 4 of the 6 (67%) experiencing tumor shrinkage of less than 30%
•	Clinical efficacy (ORR* + SD) was seen in 13/17 (76.5%) patients
•	Progressive/ongoing disease was reported in 4/17 (23.5%) patients
•	Patients had received a median of 4/5 doses of PDS0101 (range 1-5) and 9/35 doses of KEYTRUDA® (range 1-18)
•	There were no treatment-related adverse events greater than or equal to Grade 3 (N=19)
•	No patients required dose interruption or reduction on the combination treatment
•	No patients discontinued the combination treatment
•	At 9 months of follow up (median not yet achieved):
•	Progression free survival (PFS) rate was 55.2%
•	Overall survival (OS) rate was 87.2%

“While preliminary, we are excited to see the enhanced clinical responses and tolerability of PDS0101 in combination with KEYTRUDA® in the CPI-naive arm of the VERSATILE-002 trial,” said Dr. Lauren V. Wood, Chief Medical Officer of PDS Biotech. “We believe PDS0101’s ability to generate tumor-attacking killer T-cells without increasing toxicity based on these preliminary results speaks to the specificity of the Versamune®-based immunotherapies and the potential of these drug candidates to work in combination with a broad range of anti-cancer therapies. These data continue to strengthen our confidence that PDS0101 in combination with KEYTRUDA® could potentially improve patient outcomes.”

“The clinical activity seen with PDS0101 in combination with KEYTRUDA® thus far, in addition to  the favorable safety profile continues to show promise in this difficult-to-treat patient population,” stated Dr. Jared Weiss, MD, Lead Principal Investigator at the University of North Carolina at Chapel Hill School of Medicine and Lineberger Comprehensive Cancer Center. “While the patient pool is small, the responses we are seeing in these patients based on the preliminary results are significant, leading to shrinking of tumors, and extending overall survival.”

The abstract for this poster is now available online on the ASCO conference website: https://am.asco.org/; data in this press release have been updated since the abstract submission.

Abstract/Poster Number: 6041
Poster Title: PDS0101 a novel type 1 interferon and CD8+ T-cell activating immunotherapy in combination with pembrolizumab in subjects with recurrent/metastatic HPV16-positive head and neck squamous cell carcinoma (HNSCC).

Presenting Author: Jared Weiss, M.D., Section Chief of Thoracic and Head and Neck Oncology at the University of North Carolina at Chapel Hill School of Medicine and Lineberger Comprehensive Cancer Center, who serves as the Lead Principal Investigator for VERSATILE-002
Session Title: Head and Neck Cancer
Date: Monday, June 6, 2022
Time: 1:15 PM-4:15 PM CDT

PDS Biotech is presenting a second abstract #2518 which presents clinical results for a PDS0101-based novel triple combination.  The press release describing these data can be seen on the company website here.

The company is hosting a conference call on Tuesday, June 7 at 8:00 AM EDT to discuss the data from the two trials presented at ASCO. A live webcast of the event will be available online in the investor relations section of the company's website at https://pdsbiotech.com/investors/news-center/events.

KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

* No control or comparative studies have been conducted between checkpoint inhibitors and PDS0101; Ferris R.L., Nivolumab for Recurrent Squamous-Cell Carcinoma of the Head and Neck; N Engl J Med 2016; 375:1856-1867; Burtness B et al., Pembrplizumab alone or with chemotherapy versus cetuximab with chemotherapy for recurrent or metastatic squamous cell carcinoma of the head and neck (keynote 048): a randomized, open label phase 3 study; Lancet 2019;394(10212):1915-1928
https://www.opdivo.com/head-and-neck-cancer
https://www.keytruda.com/head-and-neck-cancer/keytruda-clinical-trials/
**The study is on-going and includes confirmed and unconfirmed responses.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of molecularly targeted cancer and infectious disease immunotherapies based on the Company’s proprietary Versamune® and Infectimune™ T-cell activating technology platforms. We believe our Versamune®-based products are demonstrating the potential to overcome the limitations of current immunotherapy by inducing in vivo, large quantities of high-quality, highly potent polyfunctional tumor specific CD4+ helper and CD8+ killer T-cells including long-lasting memory T-cell responses. PDS Biotech has developed multiple therapies, based on combinations of Versamune® and disease-specific antigens, designed to train the immune system to better recognize diseased cells and effectively attack and destroy them. The Company continues to advance its pipeline of candidates to address a wide range of cancers including HPV16-associated cancers (anal, cervical, head and neck, penile, vaginal, vulvar) and breast, colon, lung, prostate and ovarian cancers. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™-based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™-based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.
Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital